                                                                  Exhibit (d)(v)

April 30, 2004

Randall W. Merk,
President and Chief Executive Officer,
Schwab Capital Trust and Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Annuity Portfolios

Dear Mr. Merk:

This letter will confirm our agreement to limit net operating expenses of the following portfolios, as noted in the table below and described in the funds' registration statements filed with the Securities and Exchange Commission.

PORTFOLIO              NET OPERATING    GUARANTEED
                       EXPENSE LIMIT    LIMIT
SCHWAB MONEY MARKET
PORTFOLIO              50 bp expires    4/30/2005

SCHWAB MARKETTRACK
GROWTH PORTFOLIO II    50 bp expires    4/30/2005

SCHWAB S&P 500
PORTFOLIO              28 bp expires    4/30/2005

Sincerely,


/s/ Stephen B. Ward                     /s/ Evelyn Dilsaver
-------------------                     -------------------
Stephen B. Ward,                        Evelyn Dilsaver,
Senior Vice President and Chief         Senior Vice President, AMPS Development
Investment Officer, Charles Schwab      and Distribution Charles Schwab & Co.,
Investment Management, Inc.             Inc.

CC: Shelley Harding-Riggen
    Christopher Webb
    Steven Greenwell
    Tai-Chin Tung
    Elaine Yeary